Exhibit 99.1

Dreams Establishes $35 Million Credit Facility with PNC Bank

New Facility Improves Liquidity and Reduces Cost of Capital

PLANTATION, Fla. – December 28, 2011 — Dreams, Inc. (NYSE Amex: DRJ), a technology driven, multi-channel retailer focused on the licensed sports products industry, has entered into a three-year loan and security agreement for $35 million with PNC Bank. The new facility replaces the company’s previous line of credit and expands their liquidity by $7.5 million.

“This new facility significantly improves our liquidity and reduces the cost of capital as we prepare for rapid growth in 2012,” said Ross Tannenbaum, Dreams’ president & CEO. “PNC Bank has also made available a $5 million seasonal over-advance to provide us additional liquidity during our all-important fourth quarter.”

About Dreams, Inc.

Dreams, Inc. (NYSE Amex: DRJ) is a technology driven, multi-channel retailer focused on the sports licensed products industry. For more information, please visit www.DreamsCorp.com.

Forward Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with Regions Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the company.

Company Contact:

David M. Greene

Senior Vice President

Tel 954-377-0002

dgreene@dreamscorp.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

DRJ@liolios.com